Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Geocom Resources Inc.

Bellingham, WA

We hereby consent to the use in the Prospectus constituting a part of this Form SB-2 Registration Statement of our report dated September 19, 2006 relating to the consolidated financial statements of GeoCom Resources Inc. (“the Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

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/s/ Staley, Okada & Partners

Staley, Okada & Partners

Vancouver, Canada

February 21, 2007